Exhibit 3

EXECUTION COPY

SHARE LENDING AGREEMENT

Dated as of April 21, 2010

Between

DRYSHIPS INC. ("Lender"),

and

DEUTSCHE BANK AG, LONDON BRANCH ("Borrower")

This Agreement sets forth the terms and conditions under which Borrower may, from time to time, borrow from Lender shares of Common Stock.

DEUTSCHE BANK AG, LONDON BRANCH IS NOT REGISTERED AS A BROKER DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934.  DEUTSCHE BANK SECURITIES INC.  ("DBSI") HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THE TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO THIS TRANSACTION BETWEEN DEUTSCHE BANK AG, LONDON BRANCH, AND COUNTERPARTY SHALL BE TRANSMITTED EXCLUSIVELY THROUGH DBSI. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

The parties hereto agree as follows:

Section 1.          Certain Definitions.  The following capitalized terms shall have the following meanings:

"Additional Convertible Notes" means the additional $220,000,000 aggregate principal amount of 5.00% Convertible Senior Notes due 2014 to be issued by Lender, or up to $240,000,000 aggregate principal amount to the extent the option to purchase further Additional Convertible Notes is exercised in full as set forth in the underwriting agreement relating to the underwritten offering of the Additional Convertible Notes.

"Borrowing Termination Date" means the earlier of (i) the maturity date of the Convertible Notes, and (ii) the date on which the Borrower, or an affiliate of the Borrower, completes its offering of all of the Supplemental Loaned Shares pursuant to a registration statement or statements, and the purchase by the Borrower (or such affiliate) of an equal number of shares of Common Stock on the open market.

"Business Day" means a day on which regular trading occurs in the principal trading market for the Common Stock.

"Cash" means any coin or currency of the United States as at the time shall be legal tender for payment of public and private debts.

"Clearing Organization" means The Depository Trust Company, or, if agreed to by Borrower and Lender, such other Securities Intermediary at which Borrower and Lender maintain accounts, or Lender's transfer agent for the Common Stock.

"Closing Price" on any day means, with respect to the Common Stock (i) if the Common Stock is listed on a U.S. securities exchange registered under the Exchange Act or is included in the OTC Bulletin Board Service (operated by the Financial Industry Regulatory Authority, Inc.), the last reported sale price, regular way, in the principal trading session on such day on such market on which the Common Stock is then listed or is admitted to trading (or, if the day of determination is not a Business Day, the last preceding Business Day) and (ii) if the Common Stock is not so listed or admitted to trading or if the last reported sale price is not obtainable (even if the Common Stock is listed or admitted to trading on such market ), the average of the bid prices for the Common Stock obtained from as many dealers in the Common Stock (which may include Borrower or its affiliates), but not exceeding three, as shall furnish bid prices available to Lender.

"Common Stock" means shares of common stock, par value $0.01, of Lender; provided that, if the Common Stock shall be exchanged or converted into any other security, assets or other consideration (including cash) as the result of any merger, consolidation, other business combination, reorganization, reclassification, recapitalization or other corporate action (including, without limitation, a reorganization in bankruptcy), then, effective upon such exchange or conversion, the amount of such other security, assets or other consideration received in exchange for one share of Common Stock (without regard to any substitutions of cash in lieu of fractional securities) shall be deemed to become one share of Common Stock.  For purposes of the foregoing, where a share of Common Stock may be converted or exchanged into more than a single type of consideration based upon any form of stockholder election, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Lender's Common Stock that affirmatively make such an election.

"Convertible Notes" means, collectively, the $460,000,000 aggregate principal amount of 5.00% Convertible Senior Notes due 2014 issued by Lender on November 25, 2009, and the Additional Convertible Notes.

"Cutoff Time" shall mean 10:00 a.m. in the jurisdiction of the Clearing Organization, or such other time on a Business Day by which a transfer of Loaned Shares must be made by Borrower or Lender to the other, as shall be determined in accordance with market practice.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Facility Termination Date" has the meaning assigned to such term in Section 4(b).

"Lender's Designated Account" means the securities account of the Lender maintained on the books of DBSI, as securities intermediary, and designated "DryShips Inc. (account number 145-28282)".

"Loan Availability Period" means the period beginning with the date of issuance of the Additional Convertible Notes and ending on the earliest of (i) the date as of which Lender has notified Borrower in writing of its intention to terminate this Agreement at any time after the entire principal amount of Convertible Notes ceases to be outstanding, whether as a result of conversion, redemption, repurchase, cancellation or otherwise (provided, that such notification shall be mandatory in the event that the entire principal amount of Convertible Notes ceases to be outstanding), and (ii) the date on which this Agreement shall terminate in accordance with the terms of this Agreement.

"Loaned Shares" means shares of Common Stock transferred in a Loan hereunder until such Common Stock (or identical Common Stock) is transferred back to Lender hereunder.  If, as the result of a stock dividend, stock split or reverse stock split, the number of outstanding shares of Common Stock is increased or decreased, then the number of outstanding Loaned Shares shall be proportionately increased or decreased, as the case may be.  If any new or different security or securities, assets or other consideration shall be exchanged for the outstanding shares of Common Stock as described in the definition thereof, such new or different security or securities, assets or other consideration shall, effective upon such exchange, be deemed to become a Loaned Share in substitution for the former Loaned Share for which such exchange is made and in the same proportions as described in the definition of "Common Stock."  For purposes of return of Loaned Shares by Borrower or purchase or sale of securities pursuant to Section 4 or 10, Borrower may return securities of the same issuer, class and quantity as the Loaned Shares as adjusted pursuant to the two preceding sentences.

"Maximum Number of Shares" means 10,000,000 shares of Common Stock, subject to the following adjustments:

(a)           If, as the result of a stock dividend, stock split or reverse stock split, the number of outstanding shares of Common Stock is increased or decreased, the Maximum Number of Shares shall, effective as of the payment or delivery date of any such event, be proportionally increased or decreased, as the case may be.

(b)           Upon the termination of any Loan pursuant to Section 4(a), the Maximum Number of Shares shall be reduced by the number of Loaned Shares under such Loan surrendered by Borrower to Lender; provided that if the number of Loaned Shares offered and sold by Borrower in any registered public offering under the Securities Act is less than the number of shares of Common Stock constituting the Loan made in connection with such registered public offering (such difference, the "Unsold Amount"), any termination of a Loan in an amount equal to the Unsold Amount prior to the Borrowing Termination Date shall not so reduce the Maximum Number of Shares.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Intermediary" means a "securities intermediary" as defined by Section 8-102(a)(14) of the UCC.

"Supplemental Loaned Shares" means the number of Loaned Shares that Borrower, or an affiliate of Borrower, determines in its sole discretion to offer in accordance with Section 14 on a delayed basis.

"UCC" means the Uniform Commercial Code as in effect in the State of New York on the date hereof and as it may be amended from time to time.

Section 2.          Loans Of Shares; Transfers of Loaned Shares

(a)           Subject to the terms and conditions of this Agreement, Lender hereby agrees to make available for borrowing by Borrower on or prior to the Borrowing Termination Date shares of Common Stock up to, in the aggregate, the Maximum Number of Shares.

(b)           Subject to the terms and conditions of this Agreement, Borrower may, from time to time, by written notice to Lender on any date on or prior to the Borrowing Termination Date (a "Borrowing Notice"), initiate one or more transactions in which Lender will lend Loaned Shares to Borrower through the issuance by Lender of such Loaned Shares to Borrower upon the terms, and subject to the conditions, set forth in this Agreement (each such issuance and loan, a "Loan").  To the best of the Borrower's knowledge at the time any Loan is initiated, such Loan shall be used for purposes reasonably designed to facilitate hedging transactions relating to the purchase or ownership of the Convertible Notes.  Such Loan shall be confirmed through the book-entry settlement system of the Clearing Organization.  The records maintained by the Clearing Organization shall constitute conclusive evidence with respect to the Loan, including the number of shares of Common Stock that are the subject of such Loan to which the applicable records relate.

(c)           Lender shall transfer Loaned Shares to Borrower on or before the Cutoff Time on the date specified in the Borrowing Notice for the commencement of any Loan, which date shall not be earlier than the second Business Day following the receipt by Lender of the Borrowing Notice.  Transfer of the Loaned Shares to Borrower shall be made in the manner and to the account set forth under Section 11 below.

(d)           Notwithstanding anything to the contrary in this Agreement, Borrower or its affiliates shall not transfer or dispose of any Loaned Shares unless such Loaned Shares are sold by Borrower or such affiliate pursuant to a registration statement that has been declared effective under the Securities Act.  Nothing herein shall prohibit transfers among affiliates of the Borrower that are not pursuant to an effective registration statement and that are exempt from registration, provided that transfers by such transferee subsidiaries shall remain subject to the provisions of the foregoing sentence.  Borrower may not initiate any Loan hereunder unless Lender has a registration statement that has been declared effective under the Securities Act with respect to the Loaned Shares.

Section 3.           Loan Fee.  Borrower agrees to pay Lender a single loan fee per Loan (a "Loan Fee") equal to $0.01 per Loaned Share included in such Loan. The Loan Fee shall be paid by Borrower on or before the time of transfer of the Loaned Shares pursuant to Section 2(c) on a delivery-versus-payment basis through the facilities of the Clearing Organization.

Section 4.           Loan Terminations.

(a)           Borrower may terminate all or any portion of a Loan on any Business Day by giving written notice thereof to Lender and transferring the corresponding number of Loaned Shares under such Loan to Lender, without any consideration being payable in respect thereof by Lender to Borrower.  Any such loan termination shall be effective upon delivery of the Loaned Shares in accordance with the terms hereof.

(b)           Subject to Section 10 below, all outstanding Loans, if any, on the last day of the Loan Availability Period shall terminate on the date this Agreement terminates pursuant to Section 13 (the "Facility Termination Date") and all Loaned Shares then outstanding, if any, shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the fifth Business Day following the Facility Termination Date.

(c)           Subject to Section 10 below, if a Loan is terminated upon the occurrence of a Default as set forth in Section 9, the Loaned Shares shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the third Business Day following the termination date of such Loan, as provided in Section 9.

(d)           If at any time the number of Loaned Shares outstanding under this Agreement exceeds the Maximum Number of Shares, then the outstanding Loans shall immediately terminate to the extent of such excess and, subject to Section 10 below, such excess number of Loaned Shares shall be delivered by Borrower to Lender, without any consideration being payable in respect thereof by Lender to Borrower, no later than the fifth Business Day following the first date as of which such excess exists.

Section 5.          Distributions.

(a)           If at any time when there are Loaned Shares outstanding under this Agreement, Lender pays a cash dividend or makes a cash distribution in respect of all its outstanding Common Stock, Borrower shall pay to Lender (regardless of whether Borrower is a holder of any or all of the outstanding Loaned Shares, in accordance with the terms of this Agreement), within three Business Days after the payment of such dividend or distribution, an amount in cash equal to the product of (i) the amount per share of such dividend or distribution and (ii) the number of Loaned Shares outstanding at such time; provided, that if Borrower returns any Loaned Shares to Lender following a record date for such a dividend or distribution on such Loaned Shares, but prior to the payment of such dividend or distribution on such Loaned Shares, Borrower shall nonetheless pay to Lender the amount of such dividend or distribution within three Business Days after the payment of such dividend or distribution.

(b)           If at any time when there are Loaned Shares outstanding under this Agreement, Lender makes a distribution in respect of its outstanding Common Stock (other than a distribution upon liquidation or a reorganization in bankruptcy) in property or securities, including any options, warrants, rights or privileges in respect of securities (other than a distribution of Common Stock, but including any options, warrants, rights or privileges exercisable for, convertible into or exchangeable for Common Stock) (a "Non-Cash Distribution"), Borrower shall deliver to Lender in kind (regardless of whether Borrower is a holder of any or all of the outstanding Loaned Shares, in accordance with this Agreement) within twenty Business Days after the date of such Non-Cash Distribution, the property or securities so distributed in an amount (the "Delivery Amount") equal to the product of (i) the amount per share of Common Stock of such Non-Cash Distribution and (ii) the number of Loaned Shares outstanding at such time; provided that if Borrower returns any Loaned Shares to Lender following a record date for such a Non-Cash Distribution on such Loaned Shares, but prior to the settlement of such Non-Cash Distribution on such Loaned Shares, Borrower shall nonetheless deliver to Lender the Delivery Amount in respect of such Non-Cash Distribution within twenty Business Days after the settlement date of distribution.

Section 6.          Rights in Respect of Loaned Shares.

Subject to the terms of this Agreement, including Borrower's obligation to return the Loaned Shares in accordance with the terms of this Agreement, and except as otherwise agreed by Borrower and Lender or Borrower and any subsequent transferee of Loaned Shares, insofar as such person is the record owner of any such Loaned Shares, such person shall have all of the incidents of ownership in respect of any such Loaned Shares, including the right to transfer the Loaned Shares to others.  Borrower agrees that neither it nor any affiliate of it that is the record owner of any Loaned Shares that are (i) initially transferred hereunder and (ii) held for delivery to Lender or held by Borrower or its affiliates for the purpose of facilitating the hedging of an investment in Convertible Notes by holders thereof (other than any such securities that are held in the accounts of, and beneficially owned by, any unaffiliated third party, where such third party has the power to, and has, directed the vote of such securities) shall vote such Loaned Shares on any matter submitted to a vote of Lender's stockholders; provided that, if by failing to vote such Loaned Shares there shall not be a quorum at any meeting of stockholders relating to such a matter, Borrower shall vote its shares proportionately to the votes of all other stockholders voting on such matter at such meeting.

Section 7.           Representations and Warranties.

(a)           Each of Borrower and Lender represent and warrant to the other that:

(i)           it has full power to execute and deliver this Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder;

(ii)           it has taken all necessary action to authorize such execution, delivery and performance;

(iii)           this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto; and

(iv)           the execution, delivery and performance of this Agreement does not and will not violate, contravene, or constitute a default under, (A) its articles of incorporation, bylaws or other governing documents, (B) any laws, rules or regulations of any governmental authority to which it is subject, (C) any contracts, agreements or instrument to which it is a party or (D) any judgment, injunction, order or decree by which it is bound.

(b)           Lender represents and warrants to Borrower, as of the date hereof and as of any date Loaned Shares are transferred to Borrower in respect of any Loan hereunder, that such Loaned Shares and all other outstanding shares of Common Stock of Lender have been duly authorized and, upon the issuance (where necessary) and delivery of such Loaned Shares to Borrower in accordance with the terms and conditions hereof, and subject to the contemporaneous or prior receipt of the applicable Loan Fee by Lender, will be duly authorized, validly issued, fully paid and nonassessible shares of Common Stock; and the stockholders of Lender have no preemptive rights with respect to such Loaned Shares.

(c)           Lender represents and warrants to Borrower, as of the date hereof, and as of any date Loaned Shares are transferred to Borrower in respect of any Loan hereunder, that the outstanding shares of Common Stock are listed on The NASDAQ Global Select Market ("NASDAQ") and such Loaned Shares have been approved for listing on NASDAQ, subject to official notice of issuance.

(d)           Lender represents and warrants to Borrower, as of any date Loaned Shares are transferred to Borrower in respect of any Loan hereunder, Lender is not "insolvent" (as such term is defined under Section 101(32) of Title 11 of the United States Code (the "Bankruptcy Code").

(e)           Lender represents and warrants to Borrower, as of any date Loaned Shares are transferred to Borrower in respect of any Loan hereunder, Borrower would be able to purchase the Maximum Number of Shares at a price equal to the Loan Fee in compliance with the corporate law of Lender's jurisdiction of incorporation.

(f)           Lender represents and warrants to Borrower, as of any date Loaned Shares are transferred to Borrower in respect of any Loan hereunder, subject to notice otherwise as set forth in the next sentence, any distributions paid on such Loaned Shares during the term of the Agreement, to the extent such distributions constitute dividends for U.S. federal income tax purposes, will qualify as foreign source dividends for U.S. federal income tax purposes within the meaning of Section 862 of the Internal Revenue Code.  If, at any time during a period in which this Agreement is in effect, such dividends would not qualify, or there is a substantial likelihood that such dividends will not qualify, as foreign source dividends (whether as a result of a change of law, a change of facts or otherwise), Lender shall notify Borrower of such change or potential change in tax treatment as soon as practicable.

(g)           Lender acknowledges that Borrower intends to rely upon the representation and warranty in Section 7(f) in determining the extent, if any, to which Borrower is obligated to make any deduction or withholding of present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by any government or other taxing authority ("Taxes") with respect to any payment by Borrower under this Agreement.  On the basis of such reliance and assuming no notice is made pursuant to the second sentence of Section 7(f), Borrower will make each payment described in Sections 5(a) and 5(b) without withholding or deduction for or on account of any Taxes.  The previous sentence shall not apply if, at any time during a period in which this Agreement is in effect, Borrower concludes in its reasonable judgment that such withholding or deduction is necessary or appropriate to protect Borrower from potential withholding tax liability.  In that case, Borrower shall notify Lender of its intent to make such withholding or deduction as soon as practicable.  Borrower shall have no obligation to pay any additional amounts in respect of such withholding or deduction to Lender.

(h)           The representations and warranties of Borrower and Lender under this Section 7 shall remain in full force and effect at all times during the term of this Agreement and shall survive the termination for any reason of this Agreement.

Section 8.           Covenants.

(a)           The parties hereto acknowledge that Borrower has informed Lender that Borrower is a "financial institution" within the meaning of Section 101(22) of the Bankruptcy Code. The parties hereto further acknowledge and agree that (i) each Loan hereunder is intended to be a "securities contract," as such term is defined in Section 741(7) of the Bankruptcy Code; and (ii) each and every transfer of funds, securities and other property under this Agreement is intended to be a "settlement payment" or a "margin payment," as such terms are used in Sections 362(b)(6) and 546(e) of the Bankruptcy Code.

(b)           Lender shall, no later than five Business Days prior to any repurchase of Common Stock, give Borrower a written notice of such repurchase (a "Repurchase Notice") if, following such repurchase, the Outstanding Borrow Percentage as determined on such day after giving effect to such repurchase would be greater than 9% or, after the first such Repurchase Notice, greater by 0.5% than the Outstanding Borrow Percentage included in the immediately preceding Repurchase Notice; provided that, in the event that the amount of Loaned Shares provided pursuant to the initial Borrowing Notice causes the Outstanding Borrow Percentage to exceed 8%, then the first Repurchase Notice shall be deemed to have been given in connection with such initial Borrowing Notice.  The "Outstanding Borrow Percentage" as of any day is the fraction (A) the numerator of which is the number of Loaned Shares outstanding on such day and (B) the denominator of which is the number of shares of Common Stock outstanding on such day, including such Loaned Shares.

(c)           Borrower covenants and agrees with Lender that it will not transfer or dispose of any Loaned Shares initially transferred to Borrower by Lender as a Loan hereunder of which it is the record owner except pursuant to a registration statement that has been declared effective under the Securities Act; provided that Borrower may transfer any such Loaned Shares to any of its affiliates without a registration statement so long as such affiliate transferee does not transfer or dispose of such Loaned Shares to any non-affiliated transferee except pursuant to a registration statement that has been declared effective under the Securities Act.

(d)           Borrower covenants and agrees with Lender that, insofar as Borrower or any of its affiliates is the record owner of any Loaned Shares, such Loaned Shares shall be used for the purpose of directly or indirectly facilitating the sale of the Convertible Notes and hedging activities (including short sales of such Loaned Shares) (all such facilitation and hedging activities, the "Hedging Activities") relating to the Convertible Notes by the holders thereof.

(e)           Lender covenants and agrees with Borrower that it shall have no interest whatsoever in any of the proceeds that Borrower or its affiliates may receive in connection with the Hedging Activities and that Borrower or its affiliates shall be entitled to all such proceeds, if any.

Section 9.           Events of Default.

(a)           All Loans, and any further obligation to make Loans under this Agreement, may, at the option of the non-defaulting party by a written notice to the defaulting party, be terminated two Business Days following such notice on the occurrence of any of the events set forth below (each, a "Default"):

(i)           Borrower fails to deliver Loaned Shares to Lender as required by Section 4;

(ii)           Borrower fails to deliver or pay to Lender when due any cash, securities or other property as required by Section 5;

(iii)           the filing by or on behalf of either party of a voluntary petition or an answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any bankruptcy, reorganization, receivership, compromise, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency, winding-up or liquidation or similar act or law, of any state, federal or other applicable foreign jurisdictions, now or hereafter existing ("Bankruptcy Law"), or any action by such party for, or consent or acquiescence to, the appointment of a receiver, trustee, conservatory, custodian or similar official of such party, or of all or a substantial part of its property; or the making by such party of a general assignment for the benefit of creditors; or the admission by such party in writing of its inability to pay its debts as they become due;

(iv)           the filing of any involuntary petition against either party in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any Bankruptcy Law and an order for relief by a court having jurisdiction in the premises shall have been issued or entered therein; or any other similar relief shall be granted under any applicable federal or state law or law of any other applicable foreign jurisdictions; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over such party or over all or a part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of such party or of all or a substantial part of its property or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of such party; and continuance of any such event for 15 consecutive calendar days unless dismissed, bonded to the satisfaction of the court having jurisdiction in the premises or discharged;

(v)           Borrower or Lender fails to provide any indemnity as required by Section 12; provided, that Borrower may waive such Default by Lender in its sole discretion, and Lender may waive such Default by Borrower in its sole discretion;

(vi)           Borrower notifies Lender of its inability to or intention not to perform Borrower's obligations hereunder or otherwise disaffirms, rejects or repudiates any of its obligations hereunder; or

(vii)           Any representation made by Borrower under this Agreement in connection with any Loan or Loans hereunder shall be incorrect or untrue in any material respect during the term of any Loan hereunder or Borrower fails to comply in any material respect with any of its covenants under this Agreement.

Section 10.         Right to Extend; Remedies.

(a)           Except to the extent a Loan is terminated pursuant to Section 4(c) as a result of a Default by Borrower, Borrower may, following the termination of any Loan pursuant to Section 4, delay the date on which the related Loaned Shares are due to Lender (the "Settlement Due Date," as so delayed to the extent applicable), with respect to some or all of such Loaned Shares, if Borrower reasonably determines in good faith upon advice of counsel that such extension is reasonably necessary to enable Borrower (or any of its affiliates) to effect purchases of Common Stock in connection with this Agreement in a manner that would be in compliance with legal and regulatory requirements (i) applicable to Borrower or such affiliates in purchasing such shares of Common Stock or (ii) if Borrower were deemed to be Lender or an affiliated purchaser of Lender, that would be applicable to Lender in purchasing such shares of Common Stock; provided that no such extension or extensions shall postpone the Settlement Due Date later than the date that is 90 days after the original date that would have been the Settlement Due Date but for this clause (a).

(b)           If, upon the termination of any Loan as a result of a Default by Borrower under Section 9 or pursuant to Section 4(c) on any Settlement Due Date, the purchase of Common Stock in an amount equal to all or any portion of the Loaned Shares to be delivered to Lender by Borrower in accordance with Section 4(c) of this Agreement (i) shall be prohibited by any law, rules or regulation of any governmental authority to which it is or would be subject, (ii) shall violate, or would upon such purchase likely violate, any order or prohibition of any court, tribunal or other governmental authority,  (iii) shall require the prior consent of any court, tribunal or governmental authority prior to any such repurchase, (iv) would subject Borrower, in the commercially reasonable judgment of Borrower, to any liability or potential liability under any applicable federal securities laws (including, without limitation, Section 16 of the Exchange Act), or (v) shall be commercially impracticable in the time period required by Section 4(c), in the commercially reasonable judgment of Borrower as a result of a demonstrable legal or regulatory impediment (including regulations of self-regulatory organizations) to such purchases (each of (i), (ii), (iii), (iv) and (v), a "Legal Obstacle"), then, in each case, Borrower shall immediately notify Lender of the Legal Obstacle and the basis therefor, whereupon such Borrower's obligations under Section 4(c) shall be suspended until such time as no Legal Obstacle with respect to such obligations shall exist (a "Repayment Suspension"); provided that, in the case of an inability of the Borrower to return such purchase of Common Stock or the delivery of such Common Stock to the Lender shall be impracticable under clause (v) above, Borrower shall take all commercially reasonable steps to purchase such Common Stock as soon as possible after the cause of such inability shall be rectified.  Following the occurrence of and during the continuation of any Repayment Suspension, Borrower shall use its commercially reasonable best efforts to remove or cure the Legal Obstacle as soon as practicable; provided, that (except in circumstances where the Legal Obstacle resulted from the failure by Borrower to comply with applicable securities laws or regulations or the rules of a securities self-regulatory organization) Lender shall promptly reimburse all reasonable costs and expenses (including of legal counsel to Borrower) incurred or, at Borrower's election, provide reasonably adequate surety or guarantee for any such costs and expenses that may be incurred by Borrower, in each case in removing or curing such Legal Obstacle; and provided further that, if Borrower cannot remove or cure the Legal Obstacle within five Business Days, then Lender shall have the right at any time thereafter to notify Borrower of its election that Borrower pay to Lender, in lieu of the delivery of Loaned Shares in accordance with Section 4(c), the Replacement Cash (as defined in the following sentence) within five Business Days of such notification (with the Average Closing Price in such case measured over the ten consecutive Business Day period ending on the Business Day immediately preceding such notification date).  If Lender does not make the election described in the preceding sentence and Borrower is unable to remove or cure the Legal Obstacle within 30 Business Days of the Settlement Due Date, Borrower's obligation to return the Loaned Shares shall be converted to an obligation to pay to Lender, on the fifth day following such 30th Business Day, in lieu of the delivery of Loaned Shares in accordance with Section 4(c), an amount in immediately available funds (the "Replacement Cash") equal to the product of (A) the average Closing Price (the "Average Closing Price") during the ten consecutive Business Day period ending on the Business Day immediately preceding such 30th Business Day multiplied by (B) the number of Loaned Shares then outstanding.

(c)           If Borrower shall fail to deliver Loaned Shares to Lender when due, then, in addition to any other remedies available to Lender under this Agreement or under applicable law, Lender shall have the right (upon prior written notice to Borrower) to purchase a like amount of Loaned Shares ("Replacement Shares") in the principal market for such securities in a commercially reasonable manner; provided that if any Repayment Suspension or failure to deliver shall exist and be continuing, Lender may not exercise its right to purchase Replacement Shares unless Borrower shall fail to deliver the Loaned Shares or pay the Replacement Cash to Lender when due in accordance with Section 10(b) above.  To the extent Lender shall exercise such right, Borrower's obligation to return a like amount of Loaned Shares or to pay the Replacement Cash, as applicable, shall terminate and Borrower shall be liable to Lender for the purchase price of Replacement Shares (plus all other amounts, if any, due to Lender hereunder), all of which shall be due and payable within three Business Days of notice to Borrower by Lender of the aggregate purchase price of the Replacement Shares.  The purchase price of Replacement Shares purchased under this Section 10 shall include broker's fees and commissions and all other reasonable costs, fees and expenses related to such purchase.

Section 11.        Transfers.

(a)           All transfers of Loaned Shares to Borrower hereunder shall be made by the crediting by a Clearing Organization of such Loaned Shares to the Borrower's "securities account" (within the meaning of Section 8-501 of the UCC) maintained with such Clearing Organization, which shall be Deutsche Bank AG, London Branch DTC#0573 Account Number 906-43690 (Attention: John Armone), or such other account as Borrower shall inform Lender.  All transfers of Loaned Shares to Lender hereunder shall be made by the crediting of such Loaned Shares to Lender's Designated Account (whereupon, for the avoidance of doubt, such Loaned Shares credited to Lender's Designated Account shall become the property of Lender, and Borrower shall have no voting, dispositive control or pecuniary interest with respect thereto).  In every transfer of "financial assets" (within the meaning of Section 8-102 of the UCC) hereunder, the transferor shall take all steps necessary (i) to effect a delivery to the transferee under Section 8-301 of the UCC, or to cause the creation of a security entitlement in favor of the transferee under Section 8-501 of the UCC, (ii) to enable the transferee to obtain "control" (within the meaning of Section 8-106 of the UCC), and (iii) to provide the transferee with comparable rights under any applicable foreign law or regulation that is applicable to such transfer.

(b)           All transfers of cash hereunder to Borrower or Lender shall be by wire transfer in immediately available, freely transferable funds.

(c)           A transfer of securities or cash may be effected under this Section 11 on any day except a day on which the transferee is closed for business at its address set forth in Section 15 or Section 2 or a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer.

(d)           The rights and duties of Borrower under this Agreement may not be assigned or transferred by Borrower without the prior written consent of Lender, such consent not to be unreasonably withheld; provided that Borrower may assign or transfer any of its rights or duties hereunder to Borrower's ultimate parent entity or any directly or indirectly wholly-owned subsidiary or affiliate of Borrower's ultimate parent entity (a "Permitted Transferee") without the prior written consent of Lender as long as such Permitted Transferee is of equal or better credit rating as the borrower or is guaranteed by the Borrower or an entity of equal or better credit rating as the Borrower.

(e)           The rights and duties of Lender under this Agreement may not be assigned or transferred by Lender without the prior written consent of Borrower.

(f)           Any purported transfer that is not in compliance with Section 11(d) or 11(e) of this agreement, as the case may be, shall be null and void.

(g)           Whenever delivery of funds or other assets is required hereunder by or to Lender, such delivery shall be effected through DBSI.

Section 12.         Indemnities.

(a)           Lender hereby agrees to indemnify and hold harmless Borrower and its affiliates and its former, present and future directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses (and losses relating to Borrower's market activities as a consequence of becoming, or of the risk of becoming, subject to Section 16(b) under the Exchange Act, including without limitation, any forbearance from market activities or cessation of market activities and any losses in connection therewith or with respect to this Agreement) incurred or suffered by any such person or entity directly or indirectly arising from, by reason of, or in connection with, (i) any breach by Lender of any of its representations or warranties contained in Section 7or (ii) any breach by Lender of any of its covenants or agreements in this Agreement.

(b)           Borrower hereby agrees to indemnify and hold harmless Lender and its affiliates and its former, present and future directors, officers, employees and other agents and representatives from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, liens, taxes, penalties, obligations and expenses incurred or suffered by any such person or entity directly or indirectly arising from, by reason of, or in connection with (i) any breach by Borrower of any of its representations or warranties contained in Section 7 or (ii) any breach by Borrower of any of its covenants or agreements in this Agreement.

(c)           In case any claim or litigation which might give rise to any obligation of a party under this Section 12 (each an "Indemnifying Party") shall come to the attention of the party seeking indemnification hereunder (the "Indemnified Party"), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the existence and amount thereof; provided that the failure of the Indemnified Party to give such notice shall not adversely affect the right of the Indemnified Party to indemnification under this Agreement, except to the extent the Indemnifying Party is materially prejudiced thereby.  The Indemnifying Party shall promptly notify the Indemnified Party in writing if it accepts such claim or litigation as being within its indemnification obligations under this Section 12.  Such response shall be delivered no later than 30 days after the initial notification from the Indemnified Party; provided that, if the Indemnifying Party reasonably cannot respond to such notice within 30 days, the Indemnifying Party shall respond to the Indemnified Party as soon thereafter as reasonably possible.

(d)           An Indemnifying Party shall be entitled to participate in the defense of any claim and, to the extent that it shall wish, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party), and, after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party, in connection with the defense thereof other than reasonable costs of investigation.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (regardless of whether the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.  An Indemnified Party shall not make any settlement of any claim or litigation under this Section 12 without the written consent of the Indemnifying Party.

Section 13.        Termination Of Agreement.

(a)           This Agreement shall terminate on the first Business Day following the last day of the Loan Availability Period, and may be terminated earlier (i) at any time by the written agreement of Lender and Borrower, or (ii) by Lender or Borrower upon the occurrence of a Default of the other party.

(b)           Unless otherwise agreed by Borrower and Lender, the provisions of Section 12 shall survive the termination of this Agreement.

Section 14.         Registration Provisions.  If, following the initial Loan hereunder and registration of the initial Loaned Shares in respect of such Loan, any subsequent Loan and public sale of the Loaned Shares in respect of such subsequent Loan that, to the best of Borrower's knowledge at the time any such Loan is initiated, shall be used for purposes reasonably designed to facilitate hedging transactions relating to the purchase and ownership of Convertible Notes, in the reasonable opinion of counsel to Borrower, would require registration under the Securities Act, Lender shall register such sale in a form and manner reasonably satisfactory to Borrower, and shall enter into an underwriting agreement substantially in the form of the underwriting agreement relating to the issuance and sale of such initial Loaned Shares and shall afford Borrower and its representatives and agents an opportunity to conduct an appropriate "due diligence" investigation to Borrower's reasonable satisfaction, all at the expense of Lender.  In no event shall this Section 14 require Lender to register shares of Common Stock in excess of the Maximum Number of Shares.

Section 15.         Notices.

(a)           All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when received.

(b)           All notices, demands and communications of any kind relating to the transactions contemplated by this Agreement between Borrower and any of its affiliates, on the one hand, and Lender and any of its affiliates, on the other, shall be transmitted exclusively through DBSI.

(c)           All such notices and other communications shall be directed to the following address:

(i)	If to Borrower or Agent to:

Deutsche Bank Securities Inc.
60 Wall Street
New York, New York 10005
Attention: Equity Capital Markets – Syndicate Desk

(ii)	If to Lender to:

DryShips Inc.
80 Kifissias Avenue
Amaroussa 15125
Athens, Greece
Attention: Chief Executive Officer

(d)           In the case of any party, at such other address as may be designated by written notice to the other parties.

Section 16.                      Governing Law; Submission To Jurisdiction; Severability.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of New York, but excluding any choice of law provisions that would require the application of the laws of a jurisdiction other than New York.

(b)           EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS HEREUNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY LOAN HEREUNDER AND (B) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF

SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.

(c)           EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d)           Lender hereby appoints Seward & Kissel LLP, One Battery Park Plaza, New York, NY 10004, as agent for service of process.

(e)           To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

Section 17.        Counterparts.  This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto to have executed this Share Lending Agreement as of the date and year first above written.

DEUTSCHE BANK AG, LONDON BRANCH,
as Borrower

By:	/s/ John Arnone
Name:	John Arnone
Title:	Managing Director

By:	/s/ Lars Kestner
Name:	Lars Kestner
Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.,
acting solely as Agent

By:	/s/ John Arnone
Name:	John Arnone
Title:	Managing Director

By:	/s/ Lars Kestner
Name:	Lars Kestner
Title:	Managing Director

Confirmed and Acknowledged as of the date first above written:
DRYSHIPS INC.

as Lender

By:	/s/ Pankaj Khanna
Name:	Pankaj Khanna
Title:	Chief Operating Officer